EXHIBIT 5.1
Carlton Fleming +1 650 843 5865 cfleming@cooley.com

February 27, 2018

Atara Biotherapeutics, Inc.

611 Gateway Blvd., Suite 900

South San Francisco, CA 94080

Re:Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Atara Biotherapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,912,285 shares of the Company’s Common Stock, par value $0.0001 per share, including (a) 1,536,516 shares of Common Stock (the “2014 EIP Shares”) pursuant to the Company’s Amended and Restated 2014 Equity Incentive Plan (the “2014 EIP”), (b) 230,769 shares of Common Stock (the “2014 ESPP Shares”) pursuant to the Company’s 2014 Employee Stock Purchase Plan (the “2014 ESPP”) and (c) 145,000 shares of Common Stock issuable under a new hire inducement stock option award granted by the Company on August 22, 2017 (the “Inducement Shares”), pursuant to the terms of a stock option grant notice and nonstatutory stock option agreement (such agreement, together with the 2014 EIP and 2014 ESPP, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the Plans and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Inducement Shares, the 2014 EIP Shares, and the 2014 ESPP Shares, when sold and issued in accordance with their respective Plans, and in each case when sold and issued in accordance with the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Cooley LLP   3175 Hanover Street   Palo Alto, CA   94304-1130
t: (650) 843-5000  f: (650) 849-7400  cooley.com

Sincerely,

Cooley llp

By:	/s/ Carlton Fleming
Carlton Fleming